EXHIBIT 99.1

Concierge Technologies Announces Reverse Stock Split

Valley Center, CA, December 14, 2017, Concierge Technologies, Inc. (OTC:CNCG) today announced a 1-for-30 reverse split of its issued and outstanding common and preferred stock to become effective December 15, 2017. The common stock will begin trading on a split-adjusted basis on December 15, 2017 on OTC Markets under the ticker symbol “CNCGD”. The “D” is appended at the end of the ticker symbol for twenty (20) trading days at which time the symbol will revert back to “CNCG.” There is no proportional split of the Company’s authorized share count.

The Company’s shareholders approved the reverse stock split pursuant to a majority written consent of the shareholders on February 13, 2017 which granted discretion to the board of directors of the Company to implement the reverse split by the end of 2017. Notice of shareholder approval was mailed to the Company’s shareholders on February 28, 2017 pursuant to a 14C Information Statement. The board of directors formally approved the December 15, 2017 effective date by unanimous written consent on November 17, 2017.

The reverse stock split is being implemented by Concierge to allow the holders of Series B Voting, Convertible, Preferred stock to convert those shares to common stock. Prior to the reverse stock split the Company did not have sufficient authorized, unissued, shares of common stock available to allow the conversion. By implementing the reverse stock split, the Company also hopes to gain broader access to the institutional investment community and improve the marketability and liquidity of the common stock for its shareholders and investors.

The reverse split reduced the number of shares of Concierge’s outstanding common stock from 886,753,847 to 29,558,622 and its outstanding Series B preferred stock from 13,108,474 to 436,951. Fractional shares will be rounded to the nearest whole number but every shareholder will be entitled to at least one whole share.

Additional information about the reverse stock split can be found in the Company’s Form 8-K filed with the Securities and Exchange Commission on December 14, 2017.

About Concierge Technologies, Inc.

Founded in 1996, Concierge Technologies, Inc. today is a global conglomerate with operating businesses in financial services, food manufacturing, and security systems with facilities located in the U.S., New Zealand, and Canada. Concierge’s common stock is listed as “CNCG” on the OTC QB Exchange.

This release may contain "forward-looking statements" that include information relating to future events and future financial and operating performance. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. For a more detailed description of the risk factors and uncertainties affecting Concierge Technologies or its subsidiary companies, please refer to the Company's recent Securities and Exchange Commission filings, which are available at the Company’s website (http://www.conciergetechnology.net) or at www.sec.gov.

Media Contact:
Katie Rooney Chief Communications Officer Phone: 614.775.1246 Email address: krooney@conciergetechnology.net